EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 8, 1996 (except Note I, as to which the date is May 16, 1997) in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of D.R. Horton, Inc. for the registration of an aggregate maximum total of $250,000,000 of its debt securities, preferred stock and common stock. We also consent to the incorporation by reference therein of our report dated November 8, 1996, with respect to the consolidated financial statements of D.R. Horton, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1996, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP




Fort Worth, Texas
May 30, 1997